Exhibit 10.9

AMENDED AND RESTATED
NOTE AND WARRANT PURCHASE AGREEMENT

This Amended and Restated Note and Warrant Purchase Agreement (this “Agreement”), dated as of May 24, 2013 (“Effective Date”) is entered into by and among RiceBran Technologies, a California corporation (the “Company”), and the persons and entities listed on the schedule of investors attached hereto as Schedule I (each an “Investor” and, collectively, the “Investors”). The parties agree as follows:

RECITALS

A.            The Company and those Investors listed on Schedule I hereto as “Initial Closing Investors”, “Second Closing Investors”, “Third Closing Investors”, “Fourth Closing Investors”, and “Fifth Closing Investors” (collectively, “Early Investors”) are parties to a Note and Warrant Purchase Agreement, dated as of January 17, 2012, which Note and Warrant Purchase Agreement was amended on July 31, 2012 by that certain Amendment of Loan Documents (“Loan Document Amendment”) (as amended by the Loan Document Amendment, the “Purchase Agreement”).

B.            The Company and the Investors are entering into this Agreement to allow Investors that participate in Subsequent Closings (as defined below) to acquire promissory notes that have different terms than those issued to Investors under the Purchase Agreement in Prior Closings (as defined below) and to acquire, in addition to such promissory notes and warrants to purchase Company common stock, restricted shares of the Company’s common stock.

C.            This Agreement (i) amends and restates the Purchase Agreement in its entirety as of the Effective Date, (ii) amends the Loan Document Amendment as of the Effective Date by deleting Sections 2.2 and 2.3 of the Loan Document Amendment in their entirety, and (iii) amends the terms of the Initial Notes (as defined below) for those Investors electing to participate in the Subsequent Closing (as defined below)

D.            The Early Investors executing this Agreement represent a Majority in Interest, and such Early Investors, together with the Company, may amend the Purchase Agreement as provided in this Agreement.

E.            The Company and the Early Investors have entered into a security agreement, dated as of January 17, 2012, which security agreement was amended on July 31, 2012 by the Loan Document Amendment (as amended before the Effective Date, the “Prior Security Agreement”).  The requisite number of Early Investors and the Company have entered into, and caused all the Early Investors to be bound by, an Amended and Restated Security Agreement, dated as of the Effective Date (“Security Agreement”) and in the form attached hereto as Exhibit C, which Security Agreement amends and restates in its entirety the Prior Security Agreement.

F.            On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, a secured convertible promissory note in the principal amount set forth opposite such Investor’s name on Schedule I hereto, together with a related warrant to acquire shares of the Company’s Common Stock.

G.            Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Notes (as defined below) attached hereto as Exhibits A-1 and A-2.

AGREEMENT

1.	Notes, Warrants, Elections and Amendments.

(a)    Issuance of Notes.  On January 17, 2012, May 12, 2012, July 31, 2012, August 31, 2012 and April 2013, the Company issued to the Early Investors convertible promissory notes in the form attached hereto as Exhibit A-1 pursuant to the Purchase Agreement (“Initial Notes”).  The form of the Initial Notes attached hereto reflects changes made to such Notes pursuant to the Loan Document Amendment.  Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to each Investor at a Closing occurring on or after the Effective Date (each a “Subsequent Closing”), and each Investor as a Subsequent Closing (“Subsequent Investor”) agrees, severally and not jointly, to purchase, a secured convertible promissory note in the form of Exhibit A-2 hereto (each, a “Subsequent Note”, and with the Initial Notes, each a “Note” and collectively, the “Notes”), in the principal amount set forth opposite the respective Investor’s name for the applicable Subsequent Closing on Schedule I hereto .  The RiceX Company, a Delaware corporation, and Rice Science, LLC, a Delaware limited liability company (collectively, “Patent Subsidiaries”), will be obligors under the Notes.  The “Conversion Price” of a Note issued at a Closing (as defined below) shall equal Seven Cents ($0.07), subject to adjustment as provided in the Note. The Company may sell Notes at one or more Closings (as defined below) that collectively have aggregate initial principal amounts of up to Eight Million Dollars ($8,000,000) (“Maximum Offering Amount”), which Maximum Offering Amount does not include any additional principal that may become outstanding under the Notes pursuant to their terms relating to the conversion of accrued interest into principal.

(b)    Issuance of Warrants.  In connection with the issuance and sale of the Initial Notes, the Company issued to each Investor a warrant in the form attached hereto as Exhibit B-1 (“Initial Warrants”) to purchase shares of the Company’s common stock.  The form of the Initial Warrants attached hereto reflects changes made to such Initial Warrants pursuant to the Loan Document Amendment.  In consideration for the purchase by a Subsequent Investor of a Note at a Subsequent Closing, the Company will issue to such Subsequent Investor a warrant in the form of Exhibit B-2 (the “Subsequent Warrants”, and together with the Initial Warrants, each a “Warrant” and collectively, the “Warrants”)  to purchase up to a number of shares of Common Stock equal to the quotient obtained by dividing (i) the principal amount of the Note issued to the Investor at a Closing by (ii) the initial Conversion Price of the Note sold to Investor at a Closing (“Warrant Share Number”).  The Warrant Share Number for each Warrant will be set forth opposite each Investor’s name on the Schedule I hereto.  The per share exercise price of a Warrant issued at a Closing (“Exercise Price”) shall equal Eight Cents ($0.08).

(c)    Issuance of Restricted Stock to Subsequent Investors.  Each Subsequent Investor that pays to the Company at least Ten Thousand Dollars ($10,000) to purchase a Subsequent Note and a Subsequent Warrant at a Subsequent Closing, shall receive, in addition to such Subsequent Note and Subsequent Warrant, two and one half (2.5) shares of the Company’s common stock for each Dollar invested by such Subsequent Investor at the Subsequent Closing (“Investment Shares”).  Each Subsequent Investor understands that (i) the Subsequent Notes that will be issued to such Subsequent Investor in a Subsequent Closings will provide for interest to be paid in kind as provided in the Subsequent Note and (ii) the Initial Notes issued to the Subsequent Investors will be amended as provided herein to provide for interest to be paid in kind. As consideration for this accommodation, each Subsequent Investor shall receive, in addition to the Investment Shares, a number of restricted shares of the Company’s common stock equal to the product of (i) two and one half (2.5) and (ii) the amount of interest that accrues under the Initial Notes and the Subsequent Notes held by the Subsequent Investor that is paid in kind instead of being paid in cash (“PIK Shares”, and together with the Investment Shares, the “Shares”).

(d)    Issuance of PIK Warrants to Subsequent Investors.  In addition to the consideration described above, Subsequent Investors shall receive a PIK Warrant in the form attached hereto as Exhibit B-3. The PIK Warrant shall have a per share exercise price of $0.08 (as adjusted for stock splits, stock dividends, recapitalizations and the like), be exercisable through the period that the Initial Warrants held by the Participating Investor are exercisable, and will, at any time during the period in which the PIK Warrant is exercisable, be exercisable for up to the number of shares of Company Common Stock equal to the quotient obtained by dividing (i) the amount of interest that is converted to principal pursuant to Section 2 of any Notes held by the Participating Investor in lieu of being paid in cash by (ii) $0.07 (as adjusted for stock splits, stock dividends, recapitalizations and the like).

(e)    Amendment of Initial Notes and Initial Warrants for Participating Investors.  If an Early Investor participates in a Subsequent Closing (“Participating Investor”), (1) the Initial Notes held by such Participating Investor (“Amended Notes”) shall be automatically amended upon such Subsequent Closing as provided in this Section 1(e) as follows

(i)    Definition of Exempt Issuances.  The definition of “Exempt Issuance” in each Initial Note held by or initially issued to the Participating Investor shall be amended to include (a) the issuance of securities pursuant to the Existing Convertible Debt Facility, the Exchange Debentures, the New Convertible Debt Facility and the TCA Debt Facility (as each of these terms are defined in the Security Agreement), (b) any securities issued pursuant to this Agreement and (c) any securities issued upon exercise of PIK Warrants.

(ii)    Extension of Maturity Date.  Each Investor may, by providing written notice to the Company on or before June 30, 2013, elect to change the Maturity Date of the Amended Notes to July 31, 2016.  Such Maturity Date shall become effective upon receipt by the Company of such written notice.

(iii)   PIK Interest Payments.  Section 2 of each Initial Note held by or initially issued to a Participating Investor shall be amended and restated in its entirety, effective as of the date of the Subsequent Closing in which the Participating Investor invests in the Company, to read as follows:

“2.            Interest.  Prior to the Maturity Date, all interest on this Note that accrues during a calendar quarter (“Quarterly Accrued Interest”) shall be paid to Investor by increasing, effective as of the first day of the immediately following calendar quarter, the principal amount outstanding on this Note by an amount equal to the Quarterly Accrued Interest that accrued during the immediately preceding calendar quarter.  The Company may prepay any portion of the principal hereunder that represents Quarterly Accrued Interest.”

and, (2) the Initial Warrants held by such Participating Investor shall automatically be amended upon such Subsequent Closing to include in and add to the definition of “Exempt Issuances” (a) the issuance of securities pursuant to the Existing Convertible Debt Facility, the Exchange Debentures, the New Convertible Debt Facility and the TCA Debt Facility (as each of these terms are defined in the Security Agreement), (b) any securities issued pursuant to this Agreement and (c) any securities issued upon exercise of PIK Warrants.

(f)    Election by Non-Participating Investors.  This Section 1(f) shall apply to Early Investors that do not participate in a Subsequent Closing (“Non-Participating Investors”).  Each Non-Participating Investor, may, by sending written notice to the Company and complying with the terms of this Section 1(f) (“PIK Election”), elect to receive, in lieu of cash payment for accrued interest, the following rights and property:

(i)    Restricted Stock.  If a Non-Participating Investor makes a PIK Election, such Non-Participating Investor shall receive a number of restricted shares of the Company’s common stock equal to the product of (i) two and one half (2.5) and (ii) the difference between (A) the dollar amount of interest that has accrued and that will accrue through the applicable maturity date on such Non-Participating Investor’s Initial Notes (assuming all interest accrues at the regular interest rate) and (B) any accrued interest on such Initial Notes that has been paid in cash (“Non-Participating PIK Shares”).  If a Non-Participating Investor later becomes a Participating Investor, any Non-Participating PIK Shares of stock received by such Investor pursuant to this Section 1(f)(i) shall offset and reduce any PIK Shares that such Investor would otherwise receive pursuant to Section 1(c) above.

(ii)    Amendment to Note.  If a Non-Participating Investor makes a PIK Election, then Section 2 of each Initial Note held by such Non-Participating Investor shall be amended and restated in its entirety, effective as of the date that the Non-Participating Investor makes the PIK Election, to read as follows:

“2.                Interest.  Prior to the Maturity Date, all interest on this Note that accrues during a calendar quarter (“Quarterly Accrued Interest”) shall be paid to Investor by increasing, effective as of the first day of the immediately following calendar quarter, the principal amount outstanding on this Note by an amount equal to the Quarterly Accrued Interest that accrued during the immediately preceding calendar quarter.  The Company may prepay any portion of the principal hereunder that represents Quarterly Accrued Interest.”

(iii)   Issuance of Warrant.  If a Non-Participating Investor makes a PIK Election, such Non-Participating Investor shall be issued a warrant to purchase shares of the Company’s Common Stock (“PIK Warrant”) in the form attached hereto as Exhibit B-3. The terms of the PIK Warrant issued to Non-Participating Investors shall be the same as the terms of the PIK Warrants issued to Subsequent Investors at a Subsequent Closing.

In order to make a PIK Election, the Non-Participating Investor shall (i) make written representations for the benefit of the Company at the time of such PIK Election that are substantially similar to the representations contained in Section 3 hereof and that relate to the Non-Participating PIK Shares, the PIK Warrant and the Initial Notes, as amended by Section 1(f) below, and (ii) agree to amend any Initial Warrants that were issued to such Non-Participating Investor to include in and add to the definition of “Exempt Issuances” (a) the issuance of securities pursuant to the Existing Convertible Debt Facility, the Exchange Debentures, the New Convertible Debt Facility and the TCA Debt Facility (as each of these terms are defined in the Security Agreement), (b) any securities issued pursuant to this Agreement and (c) any securities issued or issuable upon exercise of PIK Warrants.

(g)    Closing.

(i)           The sale and purchase of the Notes and Warrants shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”) to be held at the offices of Weintraub Tobin Chediak Coleman Grodin Law Corporation, 400 Capitol Mall, Eleventh Floor, Sacramento, CA 95814.  The initial Closing (“Initial Closing”) occurred on January 17, 2012, the second Closing occurred on May 12, 2012 (“Second Closing”), the third Closing occurred on July 31, 2012 (“Third Closing”), the fourth Closing occurred on August 31, 2012 (“Fourth Closing”), and the fifth Closing occurred in April 2013 (“Fifth Closing”, and together with the Initial Closing, the Second Closing, the Third Closing and the Fourth Closing, the “Prior Closings”).

(ii)          The aggregate principal amount of the Notes sold at the Prior Closings was $5,512,603.  Subject to the terms and conditions of this Agreement, the Company may sell and issue Notes (and the corresponding Warrants) at one or more subsequent closings occurring on or after the Effective Date (each, a “Subsequent Closing”), up to the balance of the Maximum Offering Amount to such persons or entities as may be approved by the Company in its sole discretion.  Any such sale and issuance in a Subsequent Closing shall be on the terms and conditions described herein for Subsequent Closing Investors, and such persons or entities shall, upon execution and delivery of the relevant signature pages, become parties to, and be bound by, this Agreement and the Security Agreement, without the need for an amendment to this Agreement or the Security Agreement except to add such person’s or entity’s name to the appropriate exhibit to such agreements, and shall have the rights and obligations hereunder and thereunder, in each case as of the date of the applicable Subsequent Closing.  Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company in its sole discretion; provided, however, no Subsequent Closing will occur later than December 31, 2013.

(iii)        Immediately after each Closing, Schedule I will be amended to list the Investors purchasing Notes and Warrants hereunder at a Closing, the purchase price paid by each Investor at such Closing and the Warrant Share Number for each Warrant issued to an Investor at such Closing.

(h)    Delivery.  At each Closing, the Company will deliver to each Investor in such Closing an executed Note and Warrant relating to such Closing, against receipt by the Company of the corresponding “Purchase Price” set forth opposite such Investor’s name on Schedule I hereto, by (a) wire transfer in accordance with the Company’s instructions, (b) cancellation of indebtedness owed by the Company to such Investor or (c) any combination of the foregoing.  In the event that payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

(i)    Prior Halpern Loan.

(i)    Background.  The Company and Baruch Halpern and Shoshana Halpern, as trustees of the Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006 (“Prior Investor”) were parties to a Note and Warrant Purchase Agreement, dated as of October 7, 2011 (“Prior Purchase Agreement”).  Pursuant to the Prior Purchase Agreement, the Company issued to Prior Investor (i) a convertible promissory note in the original principal amount of One Million Seven Hundred Seventy Three Thousand One Hundred Eighty Six Dollars and Thirty Four Cents ($1,773,186.34), (ii) a convertible promissory note in the original principal amount of Five Hundred Fifty Thousand Dollars ($550,000) (together, the “Prior Notes”), and (iii) a warrant to purchase Two Million Three Hundred Twenty Three Thousand One Hundred Eighty Six (2,323,186) shares of the Company’s common stock (“Prior Warrant”).

(ii)    Prior Notes as Payment.  At the Initial Closing, the Prior Notes automatically cancelled and terminated and all outstanding principal and unpaid interest under the Prior Notes as of the date of the Initial Closing constituted a payment by Prior Investor to purchase a Note and Warrant hereunder at the Initial Closing.

(iii)   Prior Warrant.  Upon the Initial Closing, the Prior Warrant automatically terminated and the Prior Investor ceased to have any rights thereunder.

(iv)   Termination of Prior Purchase Agreement.  At the Initial Closing, all rights and obligations of the Company and Prior Investor under the Prior Purchase Agreements terminated.  Prior Investor and/or the Company filed a termination statement with respect to any UCC filings made in connection with the Prior Purchase Agreement.

(j)    Attorney’s Fees.  The Company shall pay all reasonable attorneys’ fees of the Investors incurred in collecting payments due under the Notes or in enforcing any judgment obtained in any related proceeding.

(k)    Amendment to Notes.

2.                   Representations and Warranties of the Company. Except as set forth in Schedule II hereto (the “Disclosure Schedule”), which Disclosure Schedule may be updated by the Company at each Closing, the Company represents and warrants to each Investor purchasing at a Closing that, as of the date of such Closing:

(a)    Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has the corporate power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect. As used in this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of the Company, or (ii) would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement.

(b)    Authority. The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company. The execution, delivery and performance by the Patent Subsidiaries of each Transaction Document to be executed by the Patent Subsidiaries and the consummation of the transactions contemplated thereby (i) are within the power of the Patent Subsidiaries and (ii) have been duly authorized by all necessary actions on the part of the Patent Subsidiaries.

(c)    Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The issuance of the Notes and Warrants, and their subsequent conversion or exercise, as applicable, will not be subject to the preemptive rights of any shareholder of the Company. Except as provided otherwise in Section 2(c) of the Disclosure Schedule, the Company has sufficient authorized shares of Common Stock to allow for conversion of the Notes and exercise of the Warrants. Each Transaction Document executed, or to be executed, by the Patent Subsidiaries has been, or will be, duly executed and delivered by the Patent Subsidiaries and constitutes, or will constitute, a legal, valid and binding obligation of the Patent Subsidiaries, enforceable against the Patent Subsidiaries in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)    Non-Contravention. The authorization, execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Articles of Incorporation or Bylaws (“Charter Documents”) or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract, including, without limitation, Plan, to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of the Company (other than any Lien arising under the Transaction Documents) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(e)    Approvals. Except as have been obtained by the Company, no consent, approval, order or authorization of any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby.

(f)    No Violation or Default. The Company is not in violation of or in default with respect to (i) its Charter Documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) any material mortgage, indenture, agreement, instrument or contract, including, without limitation, the Plan, to which the Company is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect.

(g)    Litigation. Except as set forth in Section 2(g) of the Disclosure Schedule or under the title “Legal Proceedings” in the SEC Reports (as defined below), no actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Company, threatened against the Company at law or in equity in any court or before any other governmental authority that could reasonably be expected to result in a Material Adverse Effect.

(h)    Title; Real Property.  Except as set forth in Section 2.1(h) of the Disclosure Schedule, the Company owns and has good and marketable title in fee simple absolute to, or a valid leasehold interest in, all the real properties and good title to its other respective assets and properties that are material to its business.  Except as set forth in Section 2.1(h) of the Disclosure Schedule, such assets and properties are subject to no Lien other than any Lien arising or permitted under the Transaction Documents and Liens that do not materially affect the value of such assets or properties and do not materially interfere with the use made of such properties and assets by the Company. All of the real property owned or leased by the Company as of the date of this Agreement (other than the offices leased by the Company at its corporate offices in Scottsdale, Arizona) is located in Dillon, Montana, Mermentau, Louisiana, Lake Charles, Louisiana, and West Sacramento, California.  The Company’s corporate offices in Scottsdale, Arizona are used only for administrative purposes.

(i)    Intellectual Property. To the best of its knowledge, the Company or the Patent Subsidiaries own or possess sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights material to the Company or the Patent Subsidiaries business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others. The Company and/or the Patent Subsidiaries have not received written notice of infringement or violation of any intellectual property which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(j)    Financial Statements. The Financial Statements of the Company that are included in the Company’s most recent Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (“Commission”) before the date of the Closing and any of the Company’s Quarterly Reports on Form 10-Q filed with the Commission thereafter (i) are in accordance with the books and records of the Company, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with general accepted accounting principles as in effect in the United States of America from time to time; and (iii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates presented therein and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein.  The Company’s assets have not materially changed and no material assets have been disposed of since the dates covered on the Company’s financial statements.

(k)    No Material Adverse Effect. Since the date of the most recent balance sheet contained in the most recent Form 10-K or Form 10-Q filed by the Company with the Commission through the date of the applicable Closing, (i) there has been no event or occurrence that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (ii) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by the Company, nor has the Company purchased or redeemed any of its shares or shares of a subsidiary or other affiliate; and (iii) there has not been any damage, destruction or loss (whether or not covered by insurance) affecting any asset of the Company, except as would not reasonably be expected to result in a Material Adverse Effect.

(l)    Authorized and Outstanding Stock, Options and Other Rights. The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, no par value per share, and 20,000,000 shares of Preferred Stock, no par value per share.  No shares of Preferred Stock are outstanding.  Section 2(l) of the Disclosure Schedule sets forth the number of shares of Common Stock outstanding.  All outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Section 2(l) of the Disclosure Schedule lists the number of shares of Common Stock underlying outstanding warrants, convertible notes and stock options. Except as set forth in the Section 2(l) of the Disclosure Schedule or as provided in this Agreement or the Company’s public filings with the Commission, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of the Company, or which enable or require the Company to acquire shares of its capital stock or other investment securities issued by the Company from any holder, are authorized, issued or outstanding. The shares to be issued, sold and delivered upon conversion of the Notes and in accordance with the terms of the Warrants will be duly authorized and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Investors in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

(m)            Indebtedness. Except as set forth in the Company’s most recent Form 10-K filed by the Company with the Commission before the applicable Closing and any Forms 10-Q or 10-K filed thereafter (collectively “SEC Reports”) or Section 2(m) of the Disclosure Schedule, neither the Company nor any of its subsidiaries other than NutraSA, LLC have any outstanding Indebtedness. “Indebtedness” means, without duplication, all (i) indebtedness for borrowed money, (ii) notes payable, whether or not representing obligations for borrowed money, (iii) obligations representing the deferred purchase price for property or services, (iv) obligations secured by any mortgage or lien on property owned or acquired subject to such mortgage or lien, whether or not the liability secured thereby shall have been assumed, (v) all guaranties, endorsements and other contingent liabilities, in respect of Indebtedness of others, whether or not the same are or should be so reflected in the Company’s balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (vi) that portion of any lease payments due under leases required to be capitalized in accordance with generally accepted accounting principles consistently applied, and (vii) unsecured debt of the Company.

(n)    Environmental Matters. To the knowledge of the Company, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, neither the Company nor any other person having an interest in any property which the Company owns or leases, or has owned or leased, or in which it either holds any security interest, mortgage, or other liens or interest, including, without limitation, as beneficiary of a deed of trust (the “Property”), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise) or disposal of Hazardous Material on or from the Property except as allowable by and in accordance with Environmental Laws. To the knowledge of the Company, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material on the Property; (ii) condition that could result in any use, ownership or transfer restriction on the Property; or (iii) condition of nuisance on or from the Property. During the past six years, the Company has not received any written notice of a condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation against the Company, any such other person or such Property as a result of any of the foregoing events or has knowledge of any condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation. “Hazardous Material” means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any government authority in connection with any Environmental Law. “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.

(o)    Financial Position; Satisfaction of Obligations under Plan. After giving effect to the transactions contemplated by this Agreement, the Company will be able to pay its debts as they become due in the ordinary course of business, and the fair value of the total assets of the Company will at least equal the sum of its total liabilities, and none of the transactions contemplated by this Agreement will cause the Company to be in violation of any of Sections 500, 501, 502 or 503 of the California Corporations Code.

(p)    Subsidiaries. Except as set forth in Exhibit 21.01 of the Company’s most recent Annual Report on Form 10-K filed before the applicable Closing (“Exhibit 21”), the Company does not directly or indirectly beneficially own any shares of capital stock of any other corporation or entity, and is not a part of nor has any ownership interest in any limited liability company, trust, general or limited partnership or any unincorporated association. Other than NutraSA, LLC, which owns 100% of a corporation that operates a rice bran facility in Brazil, no material assets other than patents are held by any of the entities set forth in Exhibit 21.1.

(q)    No Undisclosed Liabilities. To the Company’s knowledge, neither the Company nor any of its subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, that is not reflected in the Company’s consolidated financial statements filed with the Commission, except for liabilities and obligations incurred in the ordinary course of business that are not material, either individually or in the aggregate.

3.                   Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company upon the acquisition of the Note and the Warrants as follows:

(a)    Information on Company.   The Investor has been furnished, prior to the applicable Closing, with information regarding the business, operations and financial condition of the Company, including without limitation, the Company’s most recent Form 10-K filed with the Commission before the applicable Closing, all Forms 10-Q and 8-K filed subsequent to such Form 10-K, all exhibits filed with such Forms 10-K, 10-Q and/or 8-K, and all filings made with the Commission available at the EDGAR website.  In addition, the Investor has received such other information concerning the Company’s operations, financial condition and other matters as the Investor has requested in writing, and considered all factors the Investor deems material in deciding on the advisability of investing in the Note, Warrant and any other securities issuable to Investor hereunder.  The Company has, prior to the Closing in which Investor is purchasing a Note and Warrant, granted to such Investor the opportunity to ask questions of and receive satisfactory answers from representatives of the Company, its officers, directors and employees concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Note, the Warrant and any other securities issuable to Investor hereunder, and based thereon believes it can make an informed decision with respect to its investment in the Note and Warrant.  Neither such information nor any other investigation conducted by such Investor or its representatives shall modify, amend or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.  The Investor has conducted its own due diligence and has not relied on any third-party other than the Company, including without limitation Halpern Capital, in making its investment decision.

(b)    Accredited Investor.  The Investor is, and will be at the time of the applicable Closing, an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Such Investor is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended; is experienced in investments and business matters, has made investments of a speculative nature; understands that an investment in the Note and Warrant involves a high degree of risk, and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Investor to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  The Investor has the authority and is duly and legally qualified to purchase and own the Note, the Warrant and any other security of the Company acquired by the Investor hereunder.  The Investor is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.  The information set forth on Schedule 1 for the Investor is accurate.

(c)    Purchase of Notes and Warrants.  At the Closing, the Investor will purchase the Note, the Warrant and any other security of the Company acquired by the Investor hereunder, as principal for its own account for investment only and not as a nominee or agent and not with a view towards or for resale in connection with the distribution of the Note, the Warrant, any other security of the Company acquired by the Investor hereunder or any other securities issuable upon exercise or conversion thereof, except pursuant to sales that are registered under, or are exempt from the registration requirements of, the Securities Act.

(d)    Compliance with Securities Act.  The Investor understands and agrees that the Note, the Warrant, any other security of the Company acquired by the Investor hereunder and the underlying securities thereof are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Act (based in part on the accuracy of the representations and warranties of Investor contained herein), and that such securities must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration.  Such Investor is aware that the Company is under no obligation to effect any such registration with respect to the Note, the Warrant, any other security of the Company acquired by the Investor hereunder, or the securities underlying such securities.

(e)    Restriction on Transfer.  Each Investor that will receive Shares understands and agrees that any certificates representing the Shares will contain typical restrictive legends and any other legends required under State securities laws.  Prior to any proposed sale, assignment, transfer or pledge of any of the Shares, unless there is in effect a registration statement under the Securities Act of 1933 covering the proposed transfer, Investor shall give written notice to the Company of Investor's intention to effect such transfer, sale, assignment or pledge.  Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such Investor's expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Shares may be effected without registration under the Securities Act, or (ii) any other evidence reasonably satisfactory to counsel to the Company, whereupon Investor shall be entitled to transfer such Shares in accordance with the terms of the notice delivered by Investor to the Company, provided that, in the event that the Shares are transferred other than in accordance with Rule 144 promulgated under the Securities Act, such transferee has executed an investment representation statement in customary form and agreed to be bound by the terms of this Section.

(f)    Communication of Offer.  The offer to sell the Note, the Warrant and any other security of the Company acquired by the Investor hereunder was directly communicated to the Investor by the Company.  At no time was the Investor presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising, or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(g)    Organization; Authority.  If an entity, such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder.

(h)    Authority; Enforceability.  This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Investor and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and Investor has full corporate power and authority necessary to enter into this Agreement and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Investor relating hereto.

(i)    Correctness of Representations.  Such Investor understands that the Note, the Warrant and any other security of the Company acquired by the Investor hereunder are being offered and sold to it in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of such Investor set forth in this Section 3 in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Note, the Warrant and any other security of the Company acquired by the Investor hereunder.  Each Investor represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless an Investor otherwise notifies the Company prior to the Closing, shall be true and correct as of Closing.

(j)    No Tax or Legal Advice.  Such Investor understands that nothing in this Agreement, any other agreement or any other materials presented to such Investor in connection with the purchase and sale of the Note, the Warrant and any other security of the Company acquired by the Investor hereunder constitutes legal, tax or investment advice.  Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Note, the Warrant and any other security of the Company acquired by the Investor hereunder.

4.                  Conditions to Closing of the Investors. Each Investor’s obligations at a Closing are subject to the fulfillment, on or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Investor:

(a)    Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct as of the date of such Closing.

(b)    Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and Warrants.

(c)    Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes and Warrants shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d)    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

(e)    Mortgages.  The Company shall have caused a mortgage, deed of trust or other applicable instrument (collectively, “Mortgages”) in form reasonably satisfactory to a Majority in Interest to be recorded in the appropriate governmental offices to secure the Obligations with the Company’s real property interests (“Company Real Property”) located in Dillon, Montana, Mermentau, Louisiana, Lake Charles, Louisiana, and West Sacramento, California.

(f)    Transaction Documents.  The Company shall have duly executed and delivered to the Investors the following documents:

(i)       This Agreement;

(ii)       Each Note (including execution by the Patent Subsidiaries) and Warrant issued hereunder to the Investors at such Closing;

(iii)     If applicable, the Shares issuable hereunder to the Investors at such Closing;

(iv)    If applicable, the PIK Warrants issuable hereunder to the Investors at such Closing;

(v)     The Security Agreement (including execution by the Patent Subsidiaries); and

(vi)    All UCC-1 financing statements and other documents and instruments which the Investor may reasonably request, including filings required to be made in the United States Patent and Trademark Office, to perfect its security interest in the collateral described in the Security Agreement.

(g)    Escrow.  If the Purchase Price for one or more Investors will be released to the Company through an escrow at a Closing, each such Investor shall have entered into an escrow agreement in form reasonably acceptable to the Company and such Investor.

5.                  Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes, the Warrants and any other security of the Company at a Closing is subject to the fulfillment, on or prior to such Closing, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)    Representations and Warranties. The representations and warranties made by the Investors in Section 3 hereof at a Closing shall be true and correct when made, and shall be true and correct on the date of such Closing.

(b)    Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes, the Warrants and any other securities of the Company acquired by the Investors hereunder.

(c)    Legal Requirements.  At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d)    Security Agreement.  The Collateral Agent (as defined in the Security Agreement) and each Investor required to amend the Security Agreement shall have executed and delivered the Security Agreement.

(e)    Notes.  Each Investor purchasing a Note at a Closing shall have executed and delivered such Note.

(f)    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company.

(g)    Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors at such Closing, of the applicable Notes, Warrants and Company securities shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(h)    Subordination Agreements.  Each of the Investors shall have entered into a subordination agreement in form satisfactory to the Investors and the Convertible Debt Lenders (as defined in the Security Agreement) (“Subordination Agreement”).

(i)    Escrow.  If the Purchase Price for one or more Investors will be released to the Company through an escrow at a Closing, each such Investor shall have entered into an escrow agreement in form reasonably acceptable to the Company and such Investor.

(j)    Purchase Price.  Each Investor at a Closing shall have delivered to the Company the Purchase Price in immediately available funds in respect of the Note and Warrant being purchased by such Investor referenced in Schedule 1 hereof for such Closing.

6.                   Miscellaneous.

(a)    Waivers and Amendments. Except as expressly provided otherwise herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and Investors holding a Majority in Interest; provided, however, that Investors purchasing Notes and Warrants in a Closing after the Initial Closing may become parties to this Agreement in accordance with Section 1(e) without any amendment of this Agreement or the Security Agreement pursuant to this paragraph or any consent or approval of any other Investor; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor at a particular Closing different from other Investors at such Closing with respect to the Notes and Warrants issued to them at such Closing, the consent of such Investor shall also be required for such amendment, waiver, discharge or termination.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any of the securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which securities have been exercised) and each future holder of all such securities.

(b)    Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

(c)    Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)    Successors and Assigns. Subject to the restrictions on transfer described in Sections 6(e) and 6(f) below, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)    Registration, Transfer and Replacement of the Notes. The Notes issuable under this Agreement shall be registered notes.  The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes.  Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f)    Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investors holding a Majority in Interest.

(g)    Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(h)    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows:  (i) if to an Investor, at such Investor’s address or facsimile number set forth in the Schedule of Investors attached as Schedule I, or at such other address as such Investor shall have furnished the Company in writing, or (ii) if to the Company, at 6720 N. Scottsdale Road, Suite 390, Scottsdale, Arizona 85253, facsimile: (602) 522-3001, Attn:  Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to the Investors in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(i)    Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Notes and Warrants to each of the Investors is a separate sale.  Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors.  Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Electronic copies of signed signature pages will be deemed binding originals.

(k)    Post-Initial Closing Activities.  At the request of a Majority in Interest the Company shall cause an amended mortgage, deed of trust or other applicable instrument in form reasonably satisfactory to a Majority in Interest to be recorded in the appropriate governmental offices to secure Obligations with the Company Real Property. The Company covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to further effect the terms of this Agreement.

[Signature Page Follows]

The parties have caused this Amended and Restated Note and Warrant Purchase Agreement to be duly executed and delivered as of the date and year first written above.

COMPANY:
RICEBRAN TECHNOLOGIES
a California corporation

By:	/s/ J. Dale Belt
Jerry Dale Belt, Chief Financial Officer

INVESTORS:

/s/ Gregory J. Vislocky
Gregory J. Vislocky

The Shoshana Shapiro Halpern Revocable
Trust UA June 13, 2006

By:	/s/ Baruch Halpern
Baruch Halpern, Trustee

By:	/s/ Shoshna Halpern
Shoshana Halpern, Trustee

 [Signature Page for Amended and Restated Note and Warrant Purchase Agreement]

Signature Page for Additional Investors at a Subsequent Closing

INVESTOR:

Name of Investor

Signature of Investor

Title of Signatory, if applicable

SCHEDULE I
SCHEDULE OF INVESTORS

**Note to Table Below:  The number of Warrant Shares reflects anti-dilution adjustments made to the Warrants on July 31, 2012.  Accordingly, the number of Warrant Shares listed below for the Investors in the Initial Closing and the Second Closing is greater than the number of Warrant Shares at the time of issuance.

Initial Closing Investors: January 17, 2012
Investor	Address for Notice	Note Amount	Warrant Share Number
Gregory J. Vislocky	7700 NE Parkway Drive, Suite 300 Vancouver, WA 98662 Tel.:(360) 735-7155, Ext. 257 Fax:(360) 823-0126	$500,000	7,142,857

Brian Rick Delamarter	3396 Stoneridge Lane Los Angeles, CA 90077 Tel.:(818) 906-2709	$500,000	8,571,429

Harold Guy Delamarter	7700 NE Parkway Drive, Suite 300 Vancouver, WA 98662	$250,000	3,571,429

The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006	Baruch Halpern 20900 NE 30th Ave, Suite 200 Aventura, FL 33180	$2,500,000	35,714,286

Weintraub Partners	Attn: Chris Chediak 400 Capitol Mall, 11th Floor Sacramento, CA 95814 Tel.:(916) 558-6000	$250,000	3,571,429

W. John Short and Karen A Wilson	c/o RiceBran Technologies 6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ Tel.:(602) 522-3000	$25,000	357,143

Edward L McMillan Revocable Trust	c/o RiceBran Technologies 6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ Tel.:(602) 522-3000	$25,000	428,571

Investor	Address for Notice	Note Amount	Warrant Shares
Zanesville Partners Fund, LLC	James Lintzenich c/o RiceBran Technologies 6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ Tel.:(602) 522-3000	$50,000	857,143

Alon Gibli	9 Great Jones Street #3 New York, NY 10012	$75,000	1,071,429

Michael Geliebter	10553 Rocca Place Los Angeles, CA Tel.: (310) 597-0783	$150,000	2,571,429

Total Initial Closing		$4,325,000
Second Closing Investors: May 10, 2012
Alon Gibli	9 Great Jones Street #3 New York, NY 10012	$50,000	714,286
Third Closing Investors: July 31, 2012
Gregory J. Vislocky	7700 NE Parkway Drive, Suite 300 Vancouver, WA 98662 Tel.: (360) 735-7155, Ext. 257 Fax:(360) 823-0126	$500,000	7,142,857

Harold Guy Delamarter	7700 NE Parkway Drive, Suite 300 Vancouver, WA 98662	$250,000	3,571,429

Baruch Halpern IRA	Baruch Halpern 20900 NE 30th Ave, Suite 200 Aventura, FL 33180	$100,000	1,428,571

Total Third Closing		$850,000
Fourth Closing Investors: August 31, 2012
Alon Gibli	9 Great Jones Street #3 New York, NY 10012	$150,000	2,142,857

Fifth Closing Investors: April 2013
Gregory J. Vislocky	7700 NE Parkway Drive, Suite 300 Vancouver, WA 98662 Tel.: (360) 735-7155, Ext. 257 Fax:(360) 823-0126	$100,000	1,428,571

W. John Short and Karen A Wilson	c/o RiceBran Technologies 6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ Tel.:(602) 522-3000	$25,000	357,143

Weintraub Partners	Attn: Chris Chediak 400 Capitol Mall, 11th Floor Sacramento, CA 95814 Tel.:(916) 558-6000	$12,603	180,039
Sixth Closing Investors: May 2013
Gregory J. Vislocky	7700 NE Parkway Drive, Suite 300 Vancouver, WA 98662 Tel.: (360) 735-7155, Ext. 257 Fax:(360) 823-0126	$400,000	5,714,285

SCHEDULE II

DISCLOSURE SCHEDULE

Exhibit A-1
FORM OF INITIAL NOTE

Exhibit A-2
FORM OF SUBSEQUENT NOTE

Exhibit B

FORM OF WARRANT

Exhibit B-2
FORM OF SUBSEQUENT WARRANT

Exhibit B-3
FORM OF PIK WARRANT

Exhibit C

FORM OF SECURITY AGREEMENT